Exhibit 10.3
MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT
by and among
NYDIG ABL LLC,
GREENIDGE GENERATION HOLDINGS INC.,
GREENIDGE GENERATION LLC,
GSC COLLATERAL LLC,
GNY COLLATERAL LLC
and
GREENIDGE SOUTH CAROLINA LLC
Dated as of January 30, 2023

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TABLE OF CONTENTS
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MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT
This Membership Interest and Asset Purchase Agreement (this “Agreement”), dated as of January 30, 2023 (the “Effective Date”), is entered into by and among (i) NYDIG ABL LLC, a Delaware limited liability company (“NYDIG”, or the “Purchaser”), (ii) Greenidge Generation Holdings Inc., a Delaware corporation (“Holdings”), (iii) Greenidge Generation LLC, a New York limited liability company (“Greenidge”), (iv) GSC Collateral LLC, a Delaware limited liability company (“GSC”), (v) GNY Collateral LLC, a Delaware limited liability company (“GNY”), and (vi) Greenidge South Carolina LLC (“Greenidge SC” and, collectively with Greenidge, GSC, and GNY, the “Sellers” and each, a “Seller”).
RECITALS
WHEREAS, NYDIG and Greenidge are party to that certain Master Equipment Finance Agreement, dated as of May 25, 2021 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time prior to the date hereof, together with the loan schedules set forth on Exhibit A hereto, the “Generation MEFA”);
WHEREAS, GNY, GSC and Holdings, are party to that certain Master Equipment Finance Agreement, dated as of March 21, 2022 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time prior to the date hereof, together with the loan schedules set forth on Exhibit B hereto, the “GNY MEFA”, and, together with the Generation MEFA, the “MEFAs”);
WHEREAS, on the Effective Date, simultaneously with the execution of this Agreement, Holdings, NYDIG and certain other parties are entering into that certain Senior Secured Loan Agreement (the “Secured Loan Agreement”) to provide for, among other things, the refinancing and replacement (the “Refinancing”), in part, of indebtedness for borrowed money owed by Greenidge or its Affiliates to NYDIG pursuant to the MEFAs;
WHEREAS, (i) Greenidge, as the sole member of RIGS NY 2 LLC (“RIGS 2”), owns 100% of the membership interests in RIGS 2; (ii) GSC, as the sole member of each of RIGS 4 LLC (“RIGS 4”) and RIGS 5 LLC (“RIGS 5”), owns 100% of the membership interests in each of RIGS 4 and RIGS 5; (iii) GNY, as the sole member of RIGS NY 1 LLC (“RIGS 1”), owns 100% of the membership interests in RIGS 1; and (iv) Greenidge SC, as the sole member of RIGS SC 1 LLC (“RIGS SC” and, collectively with RIGS 1, RIGS 2, RIGS 4, RIGS 5, and RIGS SC, the “RIGS LLCs”), owns 100% of the membership interests in RIGS SC;
WHEREAS, as part of the Refinancing and in partial satisfaction of indebtedness for borrowed money owed by Greenidge or its Affiliates to NYDIG pursuant to the MEFAs, the Sellers each desire to sell to NYDIG and NYDIG desires to purchase from the Sellers, all of the membership interests (the “Interests”) in the RIGS LLCs, so that NYDIG shall wholly own, as of Closing, 100% of the Interests in the RIGS LLCs pursuant to the terms and subject to the conditions of this Agreement;
WHEREAS, as part of the Refinancing and in partial satisfaction of indebtedness for borrowed money owed by Greenidge to NYDIG pursuant to the Generation MEFA, Greenidge desires to sell to NYDIG and NYDIG desires to purchase from Greenidge all of the Sellers’ right, title and interest in and to (i) the “BITMAIN Reward Coupons” issued by BITMAIN set forth on Exhibit C hereto (the “Coupons”) and (ii) the BITMAIN credits issued by BITMAIN set forth on Exhibit D hereto (the “Credits” and, together with the Coupons, the “Specified Assets”);
WHEREAS, simultaneously with the execution of this Agreement certain of the RIGS LLCs (collectively, the “NYDIG Client”) and Greenidge SC or one or more of its Affiliates

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(Greenidge SC and its Affiliates, collectively, the “Greenidge Host”) are entering into those certain hosting agreements dated as of the Effective Date (such hosting agreements, together with any additional hosting agreements to be entered into following the Effective Date between the Greenidge Host and the RIGS LLCs, the “Hosting Agreements”), pursuant to which, among other things, the Greenidge Host will host the equipment set forth on Exhibit E hereto (the “Equipment”) for the respective NYDIG Client on the terms and subject to the conditions set forth in the Hosting Agreements; and
WHEREAS, the Board of Directors of each Seller have (i) reviewed and carefully considered the terms of the Refinancing, the Hosting Agreements, and this Agreement, (ii) considered the significant benefits and value obtained by each Seller as a result of the transactions contemplated by the Refinancing, the Hosting Agreements and this Agreement, the current and future business environment, the status of the cryptocurrency industry, the status of the Bitcoin miner industry, the immediate needs of the Sellers, the cost of mining, as well as various alternative transactions, and (iii) deemed it advisable and in the best interests of the Sellers to enter into the Agreement and to consummate the transactions contemplated by the Agreement, the Refinancing, and the Hosting Agreements.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Section 1.CERTAIN DEFINITIONS
1.1Certain Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:
“Action” means, with respect to any Person, any action, suit, proceeding (whether administrative, judicial or otherwise), investigation or arbitration (whether or not purportedly on behalf of such Person) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or threatened in writing against or affecting such Person or its properties.
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of senior management of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means either (a) the power to vote, or the beneficial ownership of, ten percent (10%) or more of the voting capital stock of such Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or other beneficial interests or by Contract or otherwise; provided that in the case of the Greenidge Parties, Affiliate shall mean only Holdings, its direct and indirect Subsidiaries and any future parent company of Holdings, if applicable.
“Applicable Law” means, collectively: (i) all non-U.S. and U.S. federal, state, provincial, local or municipal laws, statutes, ordinances, principles of common law, regulations, and rules; and (ii) all Orders applicable to the Parties or any of their respective assets, properties or businesses.
“Asset Taxes” means any ad valorem, property, excise, severance, production, sales, use, and other similar Taxes based upon or measured by the acquisition, ownership or operation of the Specified Assets, but excluding, for the avoidance of doubt, (a) Income Taxes and (b) Transfer Taxes.

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“BITMAIN” means BITMAIN Technologies Ltd., a company incorporated under the laws of the Hong Kong (Company Registration No. 2024301) having its registered office at 11/F., Wheelock House, 20 Pedder Street, Central, Hong Kong.
“BITMAIN Website” means https://shop.bitmain.com/.
“Business Day” means any day other than (i) Saturday or Sunday and (ii) any other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
“Closing” means closing of the transactions contemplated by this Agreement.
“Contract” means any legally binding contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, obligation, promise, undertaking, commitment or other binding arrangement (in each case, whether written or oral).
“Coupons” has the meaning given to such term in the recitals.
“Credits” has the meaning given to such term in the recitals.
“Equipment” has the meaning given to such term in the recitals.
“Excluded Taxes” means (a) Income Taxes of any Purchaser Indemnified Party, (b) any and all Transfer Taxes (for the avoidance of doubt, excluding any Transfer Taxes due in connection with the purchase and sale of the Specified Assets pursuant to this Agreement) and personal property or similar Taxes imposed with respect to the Specified Assets for (i) any Tax period beginning after the Effective Date, or, in the case of a Straddle Period, the portion of such period beginning after the Effective Date, as determined pursuant to Section 6.3, or (ii) a transaction of any kind occurring after the Closing.
“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, quasi-governmental authority, commission, board, bureau, court, tribunal, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States or other foreign entity or government.
“Greenidge Party” means, individually, Holdings and each Seller, and “Greenidge Parties” means, collectively, Holdings and Sellers.
“Income Taxes” shall mean (i) any U.S. federal, state, local or foreign Taxes based upon, measured by, or calculated with respect to (A) net income or profits (including, but not limited to, any capital gains, gross receipts, or minimum tax, and any tax on items of tax preference, but not including sales, use, value added, real property gains, real or personal property, transfer or similar taxes), (B) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes), if one or more of the bases upon which such Tax may be based, by which it may be measured, or with respect to which it may be calculated is described in clause (i)(A) of this definition, or (C) any net worth, franchise or similar Tax, in each case together with (ii) any interest and any penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto.
“Indemnifiable Losses” has the meaning given to such term in Section 7.2 of this Agreement.

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“Interests” has the meaning given to such term in the recitals.
“Liability” means any liability, debt, obligation, loss, damage, claim, demand, Action, cause of Action, cost, deficiency, penalty, fine or expense (including costs of investigation and defense and reasonable attorney’s fees, costs and expenses), in each case whether known or unknown, whether direct or indirect and whether accrued or contingent.
“Lien” means (a) any lien, mortgage, pledge, assignment, hypothecation, security interest, lease, debt, deed of trust, tax, covenant, claim, option, right of first refusal, preemptive right, restriction, charge or encumbrance of any kind (including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of securities, in addition to the foregoing, any purchase option, call or similar right of a third party with respect to such securities.
“Losses” means all reductions or diminutions in value, loss of profit or revenue, Taxes and Liabilities (including, without limitation, reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court costs (including, without limitation, such fees and costs incurred in connection with enforcing the provisions of Section 7 of this Agreement)).
“Material Adverse Effect” means any change, event, state of facts, circumstance, occurrence, condition or effect that, individually or in the aggregate, taking into account all other changes, events, state of facts, circumstances, occurrences, conditions or effects, has had, or could be reasonably expected to have, a material adverse effect or material adverse change on (1) the Specified Assets, the Equipment or the Interests, or (2) the ability of the Greenidge Parties to enter into and consummate the transactions contemplated by this Agreement or to perform any of their obligations under this Agreement.
“Order” means any order, writ, injunction, judgment, decision, ruling, decree, award, determination or stipulation issued, promulgated or entered by, or any settlement or other agreement under the jurisdiction of, any court, arbitrator, mediator or other Governmental Authority or tribunal.
“Organizational Document” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited liability company, its certificate of formation, as amended, and its operating agreement, as amended and (c) with respect to any other entity, such entity’s formation and operating documents.
“Party” means, individually, NYDIG and each of the Greenidge Parties, and “Parties” means, collectively, NYDIG and the Greenidge Parties.
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, statutory trusts, series trusts, or other organizations, whether or not legal entities, and Governmental Authorities.
“Related Agreements” means, collectively, the Hosting Agreements and each other agreement or document (other than this Agreement) to be entered into in connection with the transactions contemplated by this Agreement.
“Seller Taxes” means (a) all Income Taxes imposed by any applicable laws on Sellers or its Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or

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was a member, (b) any and all any Transfer Taxes due in connection with the purchase and sale of the Specified Assets pursuant to this Agreement, (c) any and all Transfer Taxes and personal property or similar Taxes imposed with respect to the Specified Assets for (i) any Tax period ending on or before the Effective Date, or, in the case of a Straddle Period, the portion of such period ending on the Effective Date, as determined pursuant to Section 6.3, or (ii) a transaction of any kind occurring on or before the Effective Date, and (d) any and all Taxes (other than the Taxes described in clauses (a), (b) or (c)) imposed on or with respect to the acquisition, ownership or operation of the Specified Assets for any Tax period ending on or before the Effective Date, or, in the case of a Straddle Period, the portion of such period ending on the Effective Date, as determined pursuant to Section 6.3.
“Specified Assets” has the meaning given to such term in the recitals.
“SPV Seller” means, individually, each of GSC and GNY, and “SPV Sellers” means, together, GSC and GNY.
“Straddle Period” means any Tax period beginning before and ending after the Effective Date.
“Subsidiary” means, with respect to any Person, corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person.
“Taxes” means (a) all federal, state, local or foreign taxes or charges in the nature of taxes imposed by a Governmental Authority, including all income, gross receipts, capital, ad valorem, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real property, personal property, windfall, profits, customs, duties, disability, environmental, premium, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sale taxes, assessments, fees or other charges imposed by any Governmental Authority, (b) any interest, additions to tax or penalties imposed by a Governmental Authority in connection with any item described in clause (a), above, and (c) any liability in respect of any item described in clauses (a) and (b), above, that arises by reason of a contract, assumption, transferee or successor liability, operation of law (including by reason of being a member of a consolidated, combined or unitary group) or otherwise.
“Transaction Expenses” means all third-party fees and expenses incurred by or on behalf of the Parties in connection with the Closing contemplated by this Agreement and any related transactions or documents in connection with such Closing, including any due diligence process and the drafting and negotiation of any definitive agreements, whether or not billed or accrued (including, without limitation, any fees and expenses of legal counsel).
“Transfer Taxes” has the meaning given to such term in Section 6.2 of this Agreement.
1.2Interpretation. The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular shall have correlative meanings when used in the plural, and vice versa. The use of the word “or” shall not be exclusive unless expressly indicated otherwise. Any reference to “days” means calendar days unless Business Days are expressly specified. Any reference to a party to this Agreement or any

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other agreement or document contemplated hereby shall include such party’s successors and permitted assigns. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. All exhibits, schedules or annexes attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any exhibit, schedule or annex attached hereto but not otherwise defined therein, shall have the respective meaning ascribed to such term in this Agreement. Unless otherwise specifically indicated, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”.
Section 2.PURCHASE AND SALE OF THE SPECIFIED ASSETS AND INTERESTS
1.1Purchase and Sale of Specified Assets and Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Sellers, all of the Sellers’ right, title and interest in and to the Specified Assets and Interests, free and clear of all Liens, as more specifically set out in Exhibit F hereto.
1.2No Assumption of Liabilities. Notwithstanding any provision in this Agreement or any Related Agreement to the contrary, the Purchaser and their Affiliates do not assume and shall not be obligated to assume or be obligated to pay, perform or otherwise discharge any Liability of the Greenidge Parties or any of their Affiliates of any kind or nature, regardless of when asserted, whether relating to the Sellers’ ownership of the Equipment, Specified Assets, the Interests, or otherwise, and the Greenidge Parties shall remain solely and exclusively liable with respect to all Liabilities of the Greenidge Parties and their Affiliates (including, for the avoidance of doubt, the BCP Tariff Action as defined in Section 4.6 below); provided that, notwithstanding this Section 2.2, the Purchaser shall discharge the MEFA Debt (as defined below) in accordance with Section 2.3 of this Agreement and Exhibit G hereto, and nothing in this Agreement is intended to, or shall impact the Purchaser’s and their Affiliates’ obligations, as applicable, under the Hosting Agreements.
1.3Purchase Price. The aggregate consideration (the “Purchase Price”) for the purchase, sale, assignment and conveyance of the Specified Assets and Interests from the Sellers to the Purchaser hereunder shall be the waiver, cancellation and forgiveness by NYDIG of the aggregate amount of principal, interest and fees owing by the Sellers to NYDIG under the MEFAs as set forth under the column titled “Reduction in Debt” on Exhibit G hereto (the “MEFA Debt”). For the avoidance of doubt, the Parties agree that the reduction in the amount of MEFA debt to be waived, cancelled and forgiven under this Section 2.3 shall be based on a value of (i) twenty five percent (25%) of the face value of the Coupons transferred to NYDIG, (ii) one hundred (100%) of the face value of the Credits transferred to NYDIG, and (iii) with respect to the Interests, the lesser of (x) the aggregate amount of principal, interest and fees owing by the Sellers to NYDIG under the MEFAs as set forth on Exhibit G, being $49,950,000, and (y) an amount equal to the product of (1) eighteen (18) multiplied by (2) the total computer power of the Equipment in a single second denominated as “Terahash”.

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Section 3.CLOSING
1.1Closing. The Closing shall take place simultaneously with the execution and delivery of this Agreement on the Effective Date, remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. Eastern Time on the Effective Date.
1.2Closing Deliverables. At the Closing,
(a)the Greenidge Parties shall:
(i)effect the transfer of the Specified Assets to the Purchaser in the following manner: (1) with respect to the Coupons, via the mechanism available to holders of the Coupons on the BITMAIN Website, pursuant to the applicable “Coupon Rules” at the time of the Closing, or such other process directing BITMAIN or its applicable Affiliates to apply the Coupons in favor of NYDIG as may be directed by NYDIG, and (2) with respect to the Credits, by delivering to BITMAIN or its applicable Affiliates one or more BITMAIN Third-Party Agreements in substantially the form attached hereto as Exhibit H, duly executed by a Greenidge Party or such other process directing BITMAIN or its applicable Affiliates to apply the Credits in favor of NYDIG as may be directed by NYDIG;
(ii)deliver to NYDIG duly completed and executed Internal Revenue Service Form W-9’s or certificates of non-foreign status that meets the requirements set forth in Treasury Regulation Section 1.1445-2(b)(2);
(iii)deliver to NYDIG the Coupons and the Credits free and clear of all Liens in accordance with the procedures described in Section 3.2(a)(i);
(iv)deliver to NYDIG any necessary executed consents, assignments, contribution agreements, or similar documents evidencing that the RIGS LLCs own the Equipment referenced on Exhibit E hereto, free and clear of all Liens and Taxes as of the Closing, reasonably satisfactory to NYDIG;
(v)deliver evidence of the transfers of the Interests from the Sellers to the Purchaser, such evidence to be reasonably satisfactory to the Purchaser;
(vi)deliver to the NYDIG Client counterparts to the Hosting Agreements duly executed by Greenidge Host, which shall be in full force and effect as of the Closing; and
(vii)such other documents, instruments and certificates as shall be reasonably requested by NYDIG or their counsel for the purpose of consummating the transactions contemplated by this Agreement.
(b)NYDIG shall deliver to the Greenidge Parties:
(i)evidence of the waiver, cancellation and forgiveness of the MEFA Debt, in form and substance satisfactory to the Greenidge Parties, acting reasonably;
(ii)counterparts to the Hosting Agreements duly executed by each NYDIG Client; and

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(iii)such other documents, instruments and certificates as shall be reasonably requested by the Greenidge Parties’ counsel for the purpose of consummating the transactions contemplated by this Agreement.
Section 4.REPRESENTATIONS AND WARRANTIES OF THE GREENIDGE PARTIES
The Greenidge Parties hereby represent and warrant, jointly and severally, to NYDIG as follows:
1.1Organization; Requisite Power and Authority; Qualification. Each Greenidge Party and each of the RIGS LLC’s (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and the Related Agreements, and to carry out the transactions contemplated hereby and thereby and fulfill its obligations hereunder and thereunder and (c) is qualified to do business and is in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.
1.2Due Authorization. Each Greenidge Party has all requisite corporate power and authority to execute and deliver and to perform its obligations under this Agreement and each of the Related Agreements to which a Greenidge Party is party. The execution, delivery and performance of this Agreement and such Related Agreements by each Greenidge Party and the consummation of the transactions contemplated hereby and thereby by the Greenidge Parties have been duly and validly authorized and approved by all requisite corporate action of the Greenidge Parties, and no other corporate or similar proceedings (pursuant to the Greenidge Parties’ Organizational Documents or otherwise) on the part of the Greenidge Parties is necessary to authorize the consummation of, and to consummate, the transactions contemplated hereby and by the Related Agreements. This Agreement and each Related Agreement has been, or at or prior to Closing (as the case may be) will be, duly and validly executed and delivered by each Greenidge Party to the extent a party thereto, and, assuming the due authorization, execution and delivery of this Agreement and each such Related Agreement by NYDIG, as applicable, constitutes a valid and binding agreement of the Greenidge Parties, enforceable against the Greenidge Parties in accordance with its terms.
1.3No Conflicts. The execution, delivery and performance by each Greenidge Party of this Agreement and each of the Related Agreements, and the consummation of the transactions contemplated by this Agreement and the Related Agreements do not and will not (i) conflict with or violate any provision of any Applicable Law, (ii) conflict with or violate any of the Organizational Documents of any Greenidge Party or any of their Subsidiaries, (iii) conflict with or violate any Order of any Governmental Authority binding on a Greenidge Party, their Subsidiaries or their respective assets or properties, (iv) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Person the right to terminate, or require notice or consent under, any Contract to which any Greenidge Party or any of their Subsidiaries is a party or by which any Greenidge Party or any of their Subsidiaries’ assets or properties are bound (v) result in the creation or imposition of any Lien upon any of the Specified Assets, Equipment or the Interests, or (vi) require any approval or consent of or the giving of notice to any Person or Governmental Authority.

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1.4Brokers. All negotiations relative to this Agreement and any Related Agreement and the transactions contemplated hereby and thereby have been carried out by it directly with NYDIG without the intervention of any person on behalf of each Greenidge Party in such manner as to give rise to any valid claim by any person against NYDIG for a finder’s fee, brokerage commission or similar payment.
1.5Compliance with Laws. Each Greenidge Party is, and has been, in full compliance in all material respects with all Applicable Laws. Each Seller holds all permits, licenses and approvals from, and has made all filings with, Governmental Authorities, that are necessary and/or legally required to be held by it to own, operate and use the Equipment, without any violation of Applicable Law (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect. No Greenidge Party has received any written notice of, or been charged with, (i) the violation or alleged violation of any Applicable Law or Governmental Permit or any failure or alleged failure to comply with any term or requirement thereof or (ii) the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit. Any contribution or assignment of Equipment to the RIGS LLCs has been made in accordance with all Applicable Laws.
1.6Litigation. Except for the U.S. Customs and Border Protection notice of action and related issues, which could result in a tariff being applied retroactively to certain purchases of BITMAIN mining equipment (the “BCP Tariff Action”), as set forth in the perfection certificate dated as of the Effective Date and provided to NYDIG on the date of Closing, there are no Actions pending or, to the knowledge of the Greenidge Parties, threatened, against the Greenidge Parties or their Affiliates relating to or affecting any of the Specified Assets, Equipment or Interests. The Greenidge Parties have no knowledge of any reasonable basis for any such Action (including without limitation with respect to the Greenidge Parties entering into this Agreement or any Related Agreement or fully consummating the transactions contemplated hereby or thereby) that seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any Related Agreement, to which any of the Greenidge Parties is a party or the transactions contemplated hereby or thereby. There is no Order outstanding against any Greenidge Party relating to or affecting the Specified Assets, Equipment or Interests.
1.7Taxes. All Taxes (other than Income Taxes due in connection with the purchase and sale of the Specified Assets hereunder) due with respect to the sale and transfer, conveyance, shipping, transportation or otherwise with respect to the Specified Assets, Equipment and Interests (if any) have been timely paid in full to the proper authorities. There are no Liens for Taxes upon any of the Specified Assets, Equipment or Interests. All Tax returns for such Taxes required to be filed with respect to or in connection with the Specified Assets, Equipment and Interests have been filed and are true and correct in all material respects. No audit or examination with respect to Taxes due or alleged to be due with respect to or in connection with the Specified Assets, Equipment or Interests is pending or threatened.
1.8Title to the Specified Assets and Equipment.
(a)Greenidge has, prior to the execution and delivery of this Agreement and the Related Agreements, good, valid and marketable title, free and clear of all Liens, to (i) the Coupons with an aggregate value equal to such amount set forth opposite Greenidge’s name under the column titled “Face Value of Coupons to be Transferred to NYDIG” on Exhibit C hereto, (ii) the Credits with an aggregate value equal to such amount set forth opposite Greenidge’s name under the column titled “Face Value of Credits to be Transferred to NYDIG” on Exhibit D hereto.
(b)The RIGS LLCs have, prior to the execution and delivery of this Agreement and the Related Agreements, good, valid and marketable title to the Equipment under

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the column titled “Equipment” on Exhibit E hereto, free and clear of all Liens, other than the lien granted in favor of NYDIG under the MEFAs.
(c)Other than the Liens granted in favor of NYDIG under the MEFAs, no Person has asserted in any manner any Lien, claim, or interest of any nature or kind whatsoever in the Specified Assets, Equipment or Interests, and no Greenidge Party has any knowledge of any other Person threatening to assert in any manner any Lien, claim, or interest of any nature or kind whatsoever in the Specified Assets, Equipment or Interests.
1.9Condition of the Coupons and the Credits. All of the Coupons and the Credits are valid, have not expired and are suitable for the purposes for which they are intended to be used.
1.10Condition and Location of Equipment. As of the Effective Date, (i) if the Equipment is in operation and hashing as of the Effective Date, such Equipment is operating in accordance with industry standard for miners with similar hashrates that have been hashing for like time and less than four percent (4%) of such Equipment shall be deficient or inoperative, (ii) if the Equipment was previously hashing but is not hashing as of the Effective Date, such Equipment was operating in accordance with industry standard for miners with similar hashrates that have been hashing for like time and less than four percent (4%) of such Equipment shall be deficient or inoperative, (iii) if the Equipment is new and has not been unpacked, installed or operating, such Equipment is operative in accordance with industry standards applicable for new miners with similar hashrates and less than four percent (4%) of such Equipment shall be deficient or inoperative, and (iv) all of the Equipment is in the location specified under the column titled “Location” on Exhibit E hereto.
1.11SPV Sellers. Each SPV Seller was formed solely for the purpose of owning and operating the Equipment. Each SPV Seller is a direct or indirect wholly-owned Subsidiary of Holdings. Since their respective dates of formation, no SPV Seller has (i) owned or leased from any Person any assets other than the Specified Assets, (ii) conducted, transacted or otherwise engaged in any business other than the ownership and operation of the Specified Assets or (iii) issued equity interests to any Person other than Holdings. Following the Closing, no Lien on the capital stock or similar equity of any SPV Seller will be pending or outstanding other than Liens arising solely under the Secured Loan Agreement.
1.12RIGS LLCs. Each of the RIGS LLCs was formed solely for the purpose of owning the Equipment. Each of the RIGS LLCs is a direct or indirect wholly-owned Subsidiary of a Seller. Since their respective dates of formation, none of the RIGS LLCs has (i) owned or leased from any Person any assets other than the Equipment, (ii) conducted, transacted or otherwise engaged in any business other than the ownership of the Equipment or (iii) issued equity interests to any Person other than their respective sole member Seller. Following the Closing, no Lien on the capital stock or similar equity of any of the RIGS LLCs will be pending or outstanding.
1.13Capitalization. All of the outstanding Interests are validly issued, fully paid and non-assessable and owned by the Sellers. None of the Interests were issued in violation of any law, including, without limitation, state and federal securities laws. There are no Liens on or with respect to any Interests and, upon the sale of the Interests to the Purchaser, the Purchaser shall acquire good, valid, legal and equitable title to the Interests, free and clear of all Liens and any other restrictions (except (i) restrictions on transfer under the provisions of applicable federal, foreign and state securities laws or (ii) as a result of acts of the Purchaser or any of its Affiliates following Closing). Upon the sale of the Interests to the Purchaser as contemplated by this Agreement, the Purchaser will own all of the outstanding equity interests in the RIGS LLCs. True, complete and correct copies of all Organizational Documents of the RIGS LLCs have been provided to NYDIG.

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1.14No Third-Party Voting Rights. There are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in any Seller, or any Contract relating to the issuance of any capital stock of any Seller or any of the RIGS LLCs. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement or the Related Agreements.
1.15Solvency. No petition or notice has been presented, no Order has been made for the bankruptcy, liquidation, winding-up or dissolution of any Greenidge Party or RIGS LLC, and no resolution has been passed by any Greenidge Party’s or RIGS LLC’s applicable governing body authorizing the filing of a bankruptcy petition. No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of any Greenidge Party’s or RIGS LLC’s assets or the income of any Greenidge Party or RIGS LLC. No Greenidge Party or RIGS LLC has any plan or intention of, nor has any Greenidge Party or RIGS LLC received any written notice that any other Person has any plan or intention of, filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of such a receiver, trustee, custodian or similar fiduciary. No Greenidge Party is transferring any of the Specified Assets or Interests with any intent to hinder, delay or defraud any of its creditors. No Greenidge Party transferred any of the Equipment to the applicable RIGS LLC with any intent to hinder, delay or defraud any of its creditors.
1.16OFAC. No Greenidge Party, any of the RIGS LLCs, nor any Person who controls a Greenidge Party or any Person for whom a Greenidge Party is acting as an agent or nominee, as applicable (i) bears a name that appears on the List of Specially Designated Nationals and Blocked Persons maintained by the United States Office of Foreign Assets Control from time to time, or is a person or entity with whom dealings are prohibited or limited under any economic or trade sanctions regimes maintained or enforced by the United States, the European Union, the United Kingdom, the Cayman Islands, or the United Nations, (ii) is a non-U.S. banking institution without a physical presence in any country or (iii) resides in or whose subscription funds are transferred from or through an account in a country or jurisdiction that has been designated as subject to a “call for action” or countermeasures by the Financial Action Task Force.
1.17Full Disclosure. No representation or warranty by a Greenidge Party in this Agreement or any Related Agreement, and no statement contained in this Agreement or any other document furnished or to be furnished by a Greenidge Party pursuant to this Agreement or any Related Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. The Greenidge Parties acknowledge NYDIG has entered into this Agreement in reliance upon the representations and warranties made by the Greenidge Parties herein.
1.18No Material Adverse Effect. Except as disclosed in documents publicly filed by Holdings in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and its rules and regulations thereunder, since December 31, 2021, no event, condition or circumstance has occurred that could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.
1.19No Other Representations and Warranties. Except for the representations and warranties contained in this Section 4 or in any certificate or document delivered pursuant to this Agreement or any Related Agreements, no Greenidge Party nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of a Greenidge Party, including any representation or warranty as to the accuracy or

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completeness of any information or documents regarding the Specified Assets, Equipment and the Interests furnished or made available to the Purchaser and its representatives in any form.
Section 5.REPRESENTATIONS AND WARRANTIES OF NYDIG
NYDIG hereby represents and warrants to the Greenidge Parties as follows:
1.1Organization; Requisite Power and Authority; Qualification. NYDIG (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite corporate power and authority to enter into this Agreement and the Related Agreements, and to carry out the transactions contemplated hereby and thereby and fulfill its obligations hereunder and thereunder and (c) is qualified to do business and is in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, either individually or in the aggregate, a material adverse effect on NYDIG’s ability to enter into this Agreement and consummate the transactions contemplated hereby.
1.2Due Authorization. The execution, delivery and performance of this Agreement and the Related Agreements have been duly authorized by all necessary corporate action on the part of NYDIG.
1.3No Conflicts. The execution, delivery and performance by NYDIG and the consummation of the transactions contemplated by this Agreement and the Related Agreements to which NYDIG is party do not and will not (a)(i) violate any material provision of any Applicable Law, (ii) violate any of the Organizational Documents of NYDIG, or (iii) violate any Order of any Governmental Authority binding on NYDIG, or (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract to which NYDIG is a party, except as could not be reasonably expected to have, either individually or in the aggregate, a material adverse effect on NYDIG’s ability to enter into this Agreement and consummate the transactions contemplated hereby.
1.4Brokers. All negotiations relative to this Agreement, the Related Agreements and the transactions contemplated hereby and thereby have been carried out by NYDIG directly with the Greenidge Parties without the intervention of any Person on behalf of NYDIG in such manner as to give rise to any valid claim by any Person against any Greenidge Party for a finder’s fee, brokerage commission or similar payment.
1.5No Legal Proceedings. There is no Action pending or threatened against or by NYDIG that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement or the Related Agreements.
Section 6.COVENANTS
1.1Announcements. Unless otherwise required by Applicable Law, no Party shall make any public announcements regarding this Agreement, including the existence hereof, or the Related Agreements or the transactions contemplated hereby or thereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed). The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information.
1.2Transfer Taxes. The Greenidge Parties shall, jointly and severally, bear responsibility for and timely pay any applicable sales, value added, transfer or gains tax, stamp,

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documentary stamp tax, registration fees or similar taxes, recording, filing or excise Tax, and other similar Taxes, assessments, fees or charges (“Transfer Taxes”) due in connection with the purchase and sale of the Specified Assets, Equipment or Interests hereunder regardless of whether any such Transfer Taxes are imposed upon or payable by the Greenidge Parties or NYDIG. Each party agrees to timely (i) sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or (ii) file tax returns with respect to, such Transfer Taxes; provided, that the Greenidge Parties shall bear the expense for the preparation of such tax returns; and provided, further, that in the event NYDIG is required to remit any such Transfer Taxes to the applicable Governmental Authority, NYDIG will provide the Greenidge Parties with an invoice stating the amount of Transfer Tax payable and the Greenidge Parties, within 10 Business Days after NYDIG provides such statement, will pay, or cause to be paid, to NYDIG the full amount of such Transfer Taxes. Notwithstanding anything to the contrary set forth herein, any and all use Taxes and compensating use Taxes due in connection with the purchase or use of any Specified Asset shall be timely paid by NYDIG and shall not be borne by the Greenidge Parties.
1.3Straddle Period. For purposes of determining the allocations of Taxes during a Straddle Period, (i) Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (ii)), shall be allocated to the period in which the transaction giving rise to such Taxes occurred, and (ii) Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Closing and the portion of such Straddle Period beginning at the Closing by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Closing occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Closing occurs, on the other hand.
1.4Subrogation of Rights. Notwithstanding anything to the contrary herein, NYDIG shall be and hereby is subrogated to any rights against the issuers of the Coupons and the Credits, if any, held by the Greenidge Parties.
1.5Subrogation of Manufacturer Warranty. Notwithstanding anything to the contrary herein, the RIGS LLCs shall be and hereby are subrogated to any rights to manufacturer’s warranties, if any, for the Equipment, and the Sellers’ further covenant that they shall, within thirty (30) days of the Effective Date and in a form and substance satisfactory to NYDIG, obtain the written acknowledgment and consent of the manufacturer of the Equipment to the acquisition of the Equipment by the RIGS LLCs and the transfer to the RIGS LLCs of all of the Sellers’ rights to such manufacturer’s warranties for the Equipment.
1.6Inspection. Subject to the terms of the Hosting Agreements, the Purchaser shall at all times have the right to complete an inspection in person or otherwise of all Equipment and confirm that all such Equipment meets the aggregate total nameplate hashrate contemplated by the Hosting Agreements.
1.7Further Assurances. Each Party agrees to cooperate fully with the other Parties and to execute such further documents, instruments and agreements and perform such further acts, as may be necessary or reasonably requested by any Party to transfer and convey the Specified Assets and Interests (including the Equipment) to the Purchaser, on the terms herein contained, or to evidence and reflect the transactions described herein and in the Related Agreements, to otherwise comply with the terms of this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby.
1.8Reinstatement of the MEFA Debt. Notwithstanding anything in this Agreement to the contrary, if NYDIG or any of its Affiliates are required in any proceeding, including any

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bankruptcy, insolvency or liquidation proceeding, or otherwise to disgorge, return, turn over or otherwise pay any assets or value to the Sellers, the estate of the Sellers or Holdings (or any trustee, receiver or similar Person therefor) or any other Person in connection therewith, because the transfer of such assets, value or other payment to NYDIG was declared to be or avoided as fraudulent, voidable, or preferential in any respect or for any other reason, then (i) the MEFA Debt shall be reinstated to the extent of such assets or value disgorged, returned, turned over, or otherwise paid (in any form, including through any right of setoff or recoupment, a “Recovery”) and deemed to be outstanding as if such payment or debt satisfaction had not occurred, (ii) any liens or security interests granted to NYDIG to secure the MEFA Debt shall be reinstated, with the same validity and priority of the liens and security interests securing the MEFA Debt immediately before NYDIG and Sellers entered into this Agreement, and (iii) NYDIG shall be entitled to the benefits of this Agreement and the Related Agreements until there is a discharge of the MEFA Debt with respect to all such recovered amounts. If this Agreement or the Related Agreements shall have been terminated prior to such Recovery, this Agreement and the Related Agreements, as applicable, shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto or thereto, as applicable.
1.9Insurance. The Greenidge Parties shall insure the Equipment following the Closing for a reasonable period of time to provide NYDIG a reasonable time period to apply for and receive insurance coverage over the Equipment. All costs associated with maintaining insurance coverage over the Equipment post-Closing shall be borne by NYDIG. NYDIG agrees to pay or reimburse the Greenidge Parties for such insurance costs in respect of the Equipment within five (5) Business Days of such request from any Greenidge Party.
Section 7.INDEMNIFICATION
1.1Survival. The representations and warranties set forth in Section 4 and Section 5 of this Agreement shall survive the Closing, remain in full force and effect, regardless of any investigation made, disclosure received, or knowledge obtained, by or on behalf of any of the Parties to this Agreement and expire on the date that is the twenty-four (24) month anniversary of the Effective Date, except the representations and warranties set forth in Section 4.7 shall survive until sixty (60) days after the expiration of the applicable statute of limitations; provided, however, that there shall be no expiration in the case of fraud. The covenants contained in this Agreement shall survive in accordance with their terms, provided that, for the avoidance of doubt, all rights and obligations for Liabilities excluded pursuant to Section 2.2 of this Agreement shall survive indefinitely.
1.2NYDIG Indemnification. Subject to the limitations set forth in this Section 7, each of the Greenidge Parties shall, jointly and severally, indemnify and hold harmless NYDIG, its respective Affiliates and their respective officers, directors, managers, employees, agents, representatives, members, stockholders and shareholders, and each Person, if any, who controls or may control the Purchaser or any of their Subsidiaries within the meaning of the Securities Act or the Exchange Act (each a “Purchaser Indemnified Party” and, collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses (other than Excluded Taxes) arising out of, resulting from or in connection with (a) any inaccuracy or breach of any representation or warranty made by any of the Greenidge Parties contained in this Agreement or any document or certificate delivered pursuant hereto, (b) any breach or nonperformance by any of the Greenidge Parties of any of their respective covenants or agreements contained in this Agreement, or (c) Seller Taxes (such Losses, “Indemnifiable Losses”); provided that the Sellers shall not have any obligation to any Purchaser Indemnified Party hereunder with respect to any Indemnifiable Losses to the extent that such Indemnifiable Losses arise from the fraud or willful misconduct of such Purchaser Indemnified Party, as determined by a court of competent jurisdiction in a final non-appealable order or judgment.

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1.3Claims. Any Action by a Purchaser Indemnified Party on account of an Indemnifiable Loss (each, a “Claim”) shall be asserted by such Purchaser Indemnified Party by giving the Greenidge Parties reasonably prompt written notice thereof; provided, however, that the failure to give such prompt written notice shall not relieve the Greenidge Parties’ indemnification obligations hereunder except to the extent such failure to provide written notice materially prejudices the Greenidge Parties’ ability to defend against such Claim. Such notice shall describe the Claim in reasonable detail, shall indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by such Purchaser Indemnified Party. The Greenidge Parties shall have ten (10) Business Days after their receipt of such notice to respond in writing to such Claim.
1.4Indemnification Payments. Once an Indemnifiable Loss is agreed to by the indemnifying Greenidge Party (including pursuant to Section 7.3) or determined by a final, non-appealable judgment of a court of competent jurisdiction to be payable, the indemnifying Greenidge Party shall satisfy its obligations within ten (10) Business Days of such final determination of such Indemnifiable Loss by payment by wire transfer of immediately available funds to such accounts as directed by NYDIG. The Greenidge Parties agree that should an indemnifying Greenidge Party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of the final determination of such Indemnifiable Loss to and including the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365/366-day year and the actual number of days elapsed, without compounding.
1.5Exclusive Remedy. The Parties hereto acknowledge and agree that the foregoing indemnification provisions in this Section 7 shall be their sole and exclusive remedy for money damages (but not for injunctive or other non-monetary equitable relief) with respect to the transactions contemplated by this Agreement, except with respect to fraud or willful breach, as to which the Parties shall have, in addition to the indemnification provisions of this Section 7, all of their rights and remedies under Applicable Law. Nothing contained in this Section 7.5 shall have any effect on any Party’s rights under Section 8.6. The Parties each hereby waive any provision of any Applicable Law to the extent that it would limit or restrict the agreements contained in this Section 7.5.
1.6Tax Treatment of Indemnification Payments. For Tax purposes, all indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price under Section 2.3, unless otherwise required by law.
Section 8.MISCELLANEOUS
1.1Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, or by certified mail, return-receipt requested, postage prepaid, overnight courier service or sent by facsimile or e-mail as follows:

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If to the Greenidge Parties:	c/o Greenidge Generation Holdings, Inc. 135 Rennell Drive, 3rd Fairfield, CT. 06890 Attn: General Counsel Email: Tburke@greenidge.com
with a copy (which shall not constitute notice) to:	Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022-6069 Attention: Chris Zochowski Email: chris.zochowski@shearman.com
If to NYDIG:	NYDIG ABL LLC One Vanderbilt Avenue, 65th Floor New York, NY 10017, USA Attention: Legal Department; Trevor Smyth Email: ABLlegal@nydig.com; trevor.smyth@nydig.com
at all times with a copy (which shall not constitute notice) to:	Sidley Austin LLP 787 7th Ave, New York, NY 10019, USA Attention: Elizabeth R. Tabas Carson; Chaim Theil Email: etabas@sidley.com; ctheil@sidley.com

1.2Binding Effect. This Agreement shall be binding upon the Parties and their respective successors and permitted assigns and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
1.3Entire Agreement. This Agreement and the Related Agreements represent the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior negotiations, agreements and understandings with respect thereto, both written and oral.
1.4Severability. Every provision of this Agreement is intended to be severable, and, if any term or provision is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.
1.5Strict Construction; No Inference from Drafting. The language used herein will be deemed to be the language jointly chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. The Parties acknowledge that they have been represented by counsel and that this Agreement has resulted from extended negotiations between the Parties. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
1.6Amendments and Waiver. This Agreement may not be modified, amended, supplemented or terminated (in whole or in part and whether by merger or otherwise) except by written agreement specifically referring to this Agreement signed by all of the Parties. No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the Party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent

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breach or default of the same or similar nature. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.
1.7Assignment. Neither this Agreement nor any of the rights, interests or obligations of a Party hereunder shall be assigned (whether by operation of law or otherwise) at any time by the Greenidge Parties without the prior written consent of NYDIG. Following the date hereof, NYDIG may, in its sole discretion, assign, in whole or in part, any of its rights, interests and obligations hereunder to any Person without the prior written consent of the Greenidge Parties, provided such assignment shall not relieve NYDIG of its obligations under this Agreement. Any attempted assignment in violation of this Section 8.7 shall be null and void, ab initio.
1.8Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, consultant, contractor, Affiliate, member, stockholder, manager or partner of any Party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the Parties to this Agreement, except that Section 7 is intended to benefit the Purchaser Indemnified Parties.
1.9Expenses. The Greenidge Parties shall be responsible for the payment and satisfaction of any and all Transaction Expenses incurred by the Parties (including NYDIG) in connection with the transactions contemplated hereby and by the Related Agreements. Should an Action be brought to enforce or interpret any part of this Agreement, the prevailing Party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing Party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.
1.10Governing Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to conflict of law principles thereof. Each Party hereby, by its execution hereof, (a) irrevocably submits to the exclusive jurisdiction of, and irrevocably waives any venue objections against, the federal and state courts located in the state, county and city of New York in any litigation arising out of this Agreement, (b) agrees that service of process made in any manner pursuant to New York law will constitute good and valid service of process in any such Action; and (c) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such Action any claim that service of process made in accordance with this Agreement does not constitute good and valid service of process therein; provided, however, that notwithstanding anything to the contrary set forth herein or in this Agreement, any Party may commence any Action or proceeding in any court solely for the purpose of enforcing an Order issued by one of the aforementioned courts or to enforce any of the provisions set forth in this Section 8.10. THE PARTIES HERETO HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT (INCLUDING IN CONNECTION WITH ANY ACTION OR CLAIM DESCRIBED IN THIS SECTION 8.10), AND ANY SUCH ACTION OR CLAIM WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN

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EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO.
1.11Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile, portable document format or “.pdf” or other electronic means), each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic means shall be effective as delivery of an originally executed counterpart to this Agreement.
[Signatures continue on following page]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.
NYDIG ABL LLC
By: /s/ Trevor Smyth
Name: Trevor Smyth
Title: Head of Structured Financing

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HOLDINGS:
GREENIDGE GENERATION HOLDINGS INC.
By: /s/ David Anderson
Name: David Anderson
Title: Chief Executive Officer

SELLERS:
GREENIDGE GENERATION LLC
By: /s/ David Anderson
Name: David Anderson
Title: Chief Executive Officer

GSC COLLATERAL LLC
By: /s/ Dale Irwin
Name: Dale Irwon
Title: Authorized Person

GNY COLLATERAL LLC
By: /s/ David Anderson
Name: David Anderson
Title: Authorized Person

GREENIDGE SOUTH CAROLINA LLC

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By: /s/ David Anderson
Name: David Anderson
Title: Authorized Person

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